SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
 (Amendment No.     )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [   ]

Check the appropriate box:

[   ]    Preliminary Proxy Statement

[   ]    Confidential, for Use of Commission Only
         (as permitted by Rule 14a-6(e)(2))

[ X]     Definitive Proxy Statement

[   ]    Definitive Additional Materials

[   ]    Soliciting Material Pursuant to ss. 240.14a-11(c) or ss. 240.14a-12

                                PROCYTE CORPORATION
                                -------------------
                (Name of Registrant as Specified in Its Charter)

       (Name of Person(s) Filing Proxy Statement if other than Registrant

Payment of Filing Fee (Check the appropriate box):

[X]      No fee required.

[ ]      Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11

         1) Title of each class of securities to which transaction applies:

         2) Aggregate number of securities to which transaction applies:

         3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

         4) Proposed maximum aggregate value of transaction:

         5) Total fee paid:

[   ]    Fee paid previously with preliminary materials

[   ]    Check box if any part of the fee is offset as  provided  by  Exchange act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         1)       Amount Previously Paid:

         2)       Form, Schedule or Registration Statement No.:

         3)       Filing Party:

         4)       Date Filed:

                               ProCyte Corporation




                  NOTICE OF 1998 ANNUAL MEETING OF SHAREHOLDERS
                       TO BE HELD WEDNESDAY, JUNE 10, 1998

TO THE SHAREHOLDERS OF PROCYTE CORPORATION:

         You are cordially invited to attend the Annual Meeting of the Shareholders (the "Annual Meeting") of ProCyte Corporation, a Washington corporation (the "Company"), to be held on Wednesday, June 10, 1998 at 10:00 a.m., Pacific Daylight Time, at the Hyatt Regency Bellevue, 900 Bellevue Way Northeast, Bellevue, Washington, for the following purposes:

         1. To elect seven directors of the Company, all of whom shall serve until the 1999 Annual Meeting of the Shareholders (and until the election and qualification of their successors);

         2. To approve the 1998 Nonemployee Director Stock Plan providing for issuances of Company common stock in lieu of the current quarterly cash retainers paid to nonemployee directors;

         3. To transact such other business as may properly come before the meeting and all adjournments and postponements thereof.

Holders of the common stock of the Company at the close of business on April 2, 1998 are entitled to notice of and to vote upon all matters at the Annual Meeting.

You are invited to attend the Annual Meeting so that we may have the opportunity to meet with you and discuss the affairs of the Company. WHETHER YOU PLAN TO ATTEND THE MEETING OR NOT, PLEASE SIGN AND RETURN THE ENCLOSED PROXY SO THAT THE COMPANY MAY BE ASSURED OF THE PRESENCE OF A QUORUM AT THE ANNUAL MEETING. A stamped, addressed envelope is enclosed for your convenience in returning your proxy.

BY ORDER OF THE BOARD OF DIRECTORS


/s/ Jack Clifford
-----------------
John F. Clifford
President and Chief Executive Officer

Redmond, Washington
April 30, 1998

                               PROCYTE CORPORATION

             PROXY STATEMENT FOR THE ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD JUNE 10, 1998

         This Proxy Statement is furnished by and the accompanying proxy is solicited on behalf of the Board of Directors of ProCyte Corporation, a Washington corporation (the "Company" or "ProCyte"), for use at its Annual Meeting of Shareholders to be held at the Hyatt Regency Bellevue, 900 Bellevue Way Northeast, Bellevue, Washington on Wednesday, June 10, 1998 at 10:00 a.m., Pacific Daylight Time, and at any adjournment thereof (the "Annual Meeting"). The Company's Annual Report for the year ended December 31, 1997, Notice of Annual Meeting, and a proxy accompany this Proxy Statement. The approximate date of the mailing of this Proxy Statement and form of proxy is April 30, 1998.

Record Date and Voting Securities

         Shareholders of record at the close of business on April 2, 1998 (the "Record Date") will be entitled to vote at the Annual Meeting. The only voting securities of the Company are shares of common stock, $.01 par value per share (the "Common Stock"). Each share of Common Stock outstanding is entitled to one vote per share on any matter brought before the meeting. On April 2, 1998, the Company had outstanding 13,364,958 shares of Common Stock. Under Washington law and the Company's Articles of Incorporation and Bylaws, if a quorum is present at the meeting: (i) the seven nominees for election as directors who receive the greatest number of votes cast for the election of directors at the meeting will be elected directors; and (ii) the proposal to approve the 1998 Nonemployee Director Stock Plan providing for issuances of Company Common Stock in lieu of the current quarterly cash retainers paid to nonemployee directors will be approved if the number of votes cast for such proposal exceeds the number of votes cast against such proposal.

         The presence in person or by proxy of holders of record of a majority of the outstanding shares of Common Stock is required to constitute a quorum for the transaction of business at the meeting. In an uncontested election of directors, any action other than a vote for a nominee will have no effect, assuming the presence of a quorum. Abstentions and broker nonvotes will have no effect on the proposal to approve the 1998 Nonemployee Director Stock Plan as they will not represent votes cast for the purposes of voting on this proposal.

Revocation of Proxies

         Any proxy given pursuant to this solicitation may be revoked by the person giving it any time before it is voted. Proxies may be revoked by (i) filing with the President of the Company at the time or before the vote is taken at the Annual Meeting a written notice of revocation bearing a date later than the proxy; (ii) duly executing a later-dated proxy relating to the same shares and delivering it to the President of the Company before the vote is taken at the Annual Meeting; or (iii) attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself constitute a revocation of a proxy). Any written notice or subsequent proxy should be sent so as to be delivered to ProCyte Corporation, 8511 154th Ave NE, Redmond, WA 98052, Attention: President, or should be hand delivered to the President of the Company at or before the time the vote is taken at the Annual Meeting.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth information regarding ownership of the Company's Common Stock on April 2, 1998 by (i) each director, (ii) the executive officers named in the Summary Compensation Table below, (iii) all directors and executive officers of the Company as a group; and (iv) each person known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock. The number of shares beneficially owned by each director or executive officer is determined under the rules of the Securities and Exchange Commission ("SEC"), and the information is not necessarily indicative of beneficial ownership for any other purpose.

Name of Beneficial Owner                 Shares Beneficially Owned (1)    % of Shares Outstanding
---------------------------------------- -------------------------------- -----------------------------
Jules Blake (2)                                      49,000                            *
John F. Clifford(3)                                  137,334                          1.0%
Kenneth S. Green(4)                                  35,334                            *
Karen Hedine(5)                                      203,480                          1.5%
Robert E. Patterson (6)                              25,000                            *
William M. Sullivan (7)                              49,000                            *
Thomas E. Tierney (8)                                25,000                            *
All Directors and executive officers                524,148                           3.9%
  as a group (7 persons) (9)
Brinson Partners, Inc.                            1,277,388(10)                       9.6%

------------------------------------------------------------------------------------------------------
* Less than 1%

(1)  Unless otherwise  indicated,  each person named in the table exercises sole voting and investment power with respect to all shares beneficially owned.
(2)   Represents 49,000 shares subject to options exercisable within 60 days of April 2, 1998.
(3)   Includes 83,334 shares subject to options exercisable within 60 days of April 2, 1998.
(4)   Includes 33,334 shares subject to options exercisable within 60 days of April 2, 1998.
(5)   Represents 203,480 shares subject to options exercisable within 60 days of April 2, 1998.
(6)   Represents 25,000 shares subject to options exercisable within 60 days of April 2, 1998.
(7)   Represents 49,000 shares subject to options exercisable within 60 days of April 2, 1998.
(8)   Represents 25,000 shares subject to options exercisable within 60 days of April 2, 1998.
(9)   Includes 468,148 shares subject to options exercisable within 60 days of April 2, 1998.
(10)  Brinson Partners, Inc. ("BPI") has shared voting and dispositive power with respect to these shares with its affiliates: Brinson Holdings, Inc.; SBC Holding (USA), Inc. ; and Swiss Bank Corporation.  BPI is a registered
     Investment Advisor, and accounts managed on a discretionary basis by BPI have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the Common Stock.  No account holds more than 5% of the outstanding Common Stock.

Section 16(a) Beneficial Ownership Reporting Compliance

         Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's officers and directors, and persons who beneficially own more than 10% of the Common Stock, to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater than 10% shareholders are required by SEC regulations to furnish the Company with copies of all
Section 16(a) forms they file. Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that no such forms were required for those persons, the Company believes that during the 1997 fiscal year all filing requirements applicable to its officers, directors and greater than 10% shareholders were complied with.

                              ELECTION OF DIRECTORS
                           (Item 1 on the Proxy Card)

The seven nominees for election as directors are Jules Blake, Susan Browner, John F. Clifford, Dr. Matt L. Leavitt, Robert E. Patterson, William M. Sullivan, and Thomas E. Tierney. All of the nominees except Susan Browner and Dr. Matt L. Leavitt are members of the present board. Their terms will continue until the 1999 Annual Meeting of the Shareholders, and until the election and qualification of their respective successors. Certain information concerning the nominees is set forth below. The Company does not know of any circumstances which would render any nominee named herein unavailable to serve as a director. However, if any nominee becomes unable or unwilling to serve as a director, it is intended that votes will be cast pursuant to the enclosed proxy for such substitute nominee as may be nominated by the existing directors.

     The Board recommends that you vote FOR the election of the nominees as directors, as set forth in Item 1 on the Proxy Card.
                                  ------------

     Dr. Jules Blake, Ph.D., age 73, was initially elected a Director of the Company in 1991. He served as vice president of corporate scientific affairs (1987 to 1989) and as vice president of research and development (1973 to 1987) for Colgate-Palmolive, a consumer products company. Dr. Blake retired from Colgate-Palmolive in 1989. He has been a director of Martek Biosciences Corporation, a biotechnology company, since 1990; a director of GeneLogic, a biotechnology company, since 1996; and a trustee of the Allegheny University of the Health Sciences since 1997. He is a member of the Audit, Compensation, and Nominating Committees. Dr. Blake received his Ph.D. in Organic Chemistry and his M.S. and B.S. in Chemistry from the University of Pennsylvania.

     John F. Clifford, age 55, joined the Company in August 1996 as a Director and as President, Chief Executive Officer, and Treasurer. Before joining ProCyte, Mr. Clifford was the president of Orthofix, Inc. (1995 to 1996), a Dallas-area healthcare company in the orthopedic market. Orthofix acquired American Medical Electronics, a medical device company, of which Mr. Clifford was president and chief executive officer from 1994 to 1995. From 1989 to 1994, Mr. Clifford served as division vice president and prior to that as vice president of sales and marketing for American Cyanamid's Davis and Geck Division, in the surgical sutures market. Mr. Clifford holds a B.S. in economics from Villanova University and an MBA in finance from Drexel University

     Dr. Matt L. Leavitt, age 38, was initially elected a Director of the Company in April 1998. Since 1990 he has served as the Chairman and Medical Director of Leavitt Medical Group, a group of nationwide clinics providing hair restoration and other cosmetic surgery procedures. Dr. Leavitt has served as Vice President of the American Board of Hair Restoration since 1997. He also serves as Chairman of the World Association of Hair Restoration Surgeons and as an advisor and trustee for the American Academy of Aesthetic & Restorative Surgery. Dr. Leavitt was appointed to the Audit Committee in April 1998. Dr. Leavitt is a graduate of the University of Michigan and Michigan State
University   College  of  Osteopathic   Medicine  and  is   Board-Certified   in
Dermatology.

         Robert E. Patterson, J.D., age 55, was initially elected a Director of the Company in 1994 and was appointed as Secretary in November 1997. Since 1983 he has served as a managing director of Thompson Clive, Inc., a U.K.-based venture capital firm, and he has been a partner in the legal services firm of Graham & James since 1972. He is a member of the Audit, Compensation and Nominating Committees, serving as chairman of the Audit Committee of the Board since 1995. Mr. Patterson completed the Executive Program at the Stanford Graduate School of Business in 1986; he obtained his law degree from Stanford Law School and holds a B.A. in Physics from the University of California at Los Angeles.

     William M. Sullivan, J.D., age 63, was initially elected a Director of the Company in 1991. He served as chairman, president and chief executive officer of Burroughs Wellcome Co., a pharmaceutical and consumer products company from 1981 to 1986 and in various other management and corporate legal positions from 1974 to 1980. He served as president and chief executive officer of Sparta Pharmaceuticals, Inc., a publicly-traded development stage pharmaceutical company ("Sparta"), from 1991 to March 1996, and served as Sparta's chairman of the board from 1991 to March 1998; since then Mr. Sullivan has remained on Sparta's board as a director. He served as chairman of the board of The Immune Response Corporation, a biotechnology company, from 1987 to 1994 and has served as a director of that company since 1994; he has also served as a director of BioVentures, Inc., a diagnostic company, since 1989, and as a director of Research Corporation Technologies, a technology transfer company, since 1995. Mr. Sullivan is chairman of the Company's Compensation Committee and is a member of the Nominating Committee. He holds a J.D. from Harvard Law School and an A.B. from the University of Notre Dame.

     Thomas E. Tierney, age 70, was initially elected a Director of the Company in 1996 and was elected Chairman of the Board in 1998. From 1951 to 1988, when he retired, he served in various sales, marketing and general management positions for the Kendall Company, including vice president and general manager, Hospital Products Business; group vice president, Healthcare Business; executive vice president of Kendall Company and Group Executive, Worldwide Healthcare. He has been a director of Uromed, a development-stage healthcare company, since 1992. Mr. Tierney is chairman of the Nominating Committee of ProCyte's Board of Directors. Mr. Tierney received a B.A. in General Sciences from Colgate University in 1951.

         On April 27, 1998, ProCyte acquired all of the assets of HumaTech Corp., a Florida corporation ("HumaTech"), in consideration of $1,500,000 in cash and shares of ProCyte's Common Stock valued at $1,500,000 (the "Purchase"). As part of the Purchase, ProCyte has agreed to cause Ms. Browner to be elected to ProCyte's Board of Directors no later than the first Board meeting following the next annual meeting of shareholders of ProCyte held following April 27, 1998, the closing date of the Purchase. For a biographical summary of Ms. Browner, see "Executive Officers."

Compensation of Directors

         In 1997, Directors who were not otherwise employed by the Company were paid an annual retainer fee, payable on a quarterly basis, of $12,000, plus $1,500 for each meeting attended in person through December 1997. Each nonemployee director also received $500 for each telephonic meeting of the Board of Directors held through December 1997. Subject to shareholder approval, the Board of Directors has adopted the 1998 Nonemployee Director Stock Plan, pursuant to which the $12,000 annual retainer fee for nonemployee directors will be paid in stock rather than cash. See "Proposal to Approve the 1998 Nonemployee Director Stock Plan." Directors who are employed by the Company are not otherwise compensated for attendance at meetings of the Board or its committees. Directors are reimbursed for any expenses attendant to Board membership. Under the 1991 Stock Option Plan for Nonemployee Directors, nonemployee directors receive stock option grants to purchase 12,000 shares of Common Stock upon their initial appointment or election as a director and option grants to purchase 6,000 shares of Common Stock annually thereafter.

Committees and Meetings of the Board

     Board of Directors Meetings. During 1997, there were six meetings of the Board of Directors. Each director attended at least 75% of the aggregate number of meetings of the full Board and each committee on which such Board member served.
     Compensation Committee. The Company has a Compensation Committee, which has the responsibility for recommending compensation of corporate officers; reviewing annually the operation of all compensation, employment and benefit practices and salary administration procedures; acting as Plan Administrator for all of the Company's employee stock plans; and recommending directors' fees. During 1997, the Compensation Committee consisted of three nonemployee directors: Mr. Thomas Tierney (chairman), Mr. Robert E. Patterson, and Mr. William Sullivan. During 1997, there were six meetings of the Compensation Committee. In March 1998, the Board appointed the following nonemployee directors to the Compensation Committee: Mr. William Sullivan (chairman), Dr. Jules Blake, and Mr. Robert Patterson.
     Audit Committee. The Audit Committee of the Board of Directors has and may exercise the following powers: to make recommendations to the Board of Directors regarding the selection of the Company's independent auditors; to review the scope, direction, timetable and schedule of audits conducted by the Company's independent auditors; to review the results of such audits; to review the Company's system of internal financial controls; and such additional powers as may be conferred upon the Audit Committee from time to time by the Board of Directors. During 1997, the committee consisted of three nonemployee directors:
Mr. Robert E. Patterson (chairman), Dr. Jules Blake, and Mr. William Sullivan. The committee held four meetings during fiscal year 1997. In March 1998, the Board appointed the following nonemployee directors to the Audit Committee: Mr. Robert Patterson (chairman) and Dr. Jules Blake. In April 1998, the Board appointed Dr. Matt Leavitt to the Audit Committee.
     Nominating Committee. The Nominating Committee of the Board of Directors is responsible for identifying, qualifying and nominating members of the Company's Board of Directors. The Nominating Committee is chaired by Mr. Thomas Tierney, with members Dr. Jules Blake, Mr. Robert Patterson, and Mr. William Sullivan, all of whom were members of the committee in 1997 as well. The committee held one meeting in 1997. The Nominating Committee will consider shareholders' recommendations for director nominees which are submitted in accordance with the procedures described in the Company's Bylaws.

                               EXECUTIVE OFFICERS

         The executive officers of the Company, and their ages as of December 31, 1997, are as follows:

Name                        Age                            Position                Officer Since
----                        ---                            --------                -------------
John F. Clifford            55         President and Chief Executive Officer            1996
Kenneth S. Green            55         Vice President of Sales                          1997
Robin L. Carmichael         41         Vice President of Marketing                      1998
Susan Browner               45         President - HumaTech Division of ProCyte         1998
Kenneth Tapman              54         Vice President of Operations                     1998

For a biographical summary of Mr. Clifford, see "Election of Directors -- Nominees."

     Kenneth S. Green joined ProCyte as Vice President of Sales in January 1997. Prior to joining the Company, Mr. Green was the vice president of marketing and sales for Glenwood Inc., a wound care products company, from August to December 1996. From 1984 to 1996 he served as vice president of sales for Acme United Corporation, a wound care products company. Mr. Green holds a BA in liberal arts from California State University at Los Angeles.

     Robin L. Carmichael was appointed Vice President of Marketing in February 1998. Ms. Carmichael joined the Company in its clinical affairs department in 1993 and later moved into its marketing department as a Product Manager before becoming Director of Marketing in 1997. Between 1991 and 1993, Ms. Carmichael held a sales and marketing position with the Ohmeda division of BOC Healthcare. Ms. Carmichael's career also includes sales management and marketing experience at Baxter Healthcare from 1982 to 1988, and at MediSense, a medical biosensor technology company from 1989 to 1991. Ms. Carmichael holds a BS in nursing from Seattle University and attended the UCLA Anderson Graduate School of Executive Management.

     Upon consummation of the Purchase, the following two individuals became executive officers of ProCyte. See "Employment Agreements, Termination of Employment and Change of Control Arrangements."

     Susan Browner was co-founder and President of HumaTech Corp. since its inception in 1992 and became President of ProCyte's HumaTech Division as of April 27, 1998, pursuant to the terms of a two-year employment and noncompetition agreement with ProCyte. Immediately before founding HumaTech in 1992, she spent five years managing a computer imaging and archeological research facility for Gulf Oil. Ms. Browner received her B.S. in elementary education from Oglethorpe University. She attended the State University of New York to study Education in their graduate program and later received her certification in Computer Sciences from Montgomery College in Maryland. Ms. Browner is married to Mr. Tapman.

     Kenneth Tapman was co-founder and Executive Vice President of HumaTech Corp. since its inception in 1992 and was appointed as Vice President of Operations for ProCyte as of April 27, 1998, pursuant to the terms of a two-year employment and noncompetition agreement with ProCyte. Mr. Tapman holds a B.A. from New York University and a J.D. from Catholic University Law School. From 1980 to 1992 he was in private law practice, specializing in the field of environmental law. Mr. Tapman is married to Ms. Browner.

                             EXECUTIVE COMPENSATION

         The table set forth below provides, with respect to the Company's current chief executive officer and the other executive officers in office on December 31, 1997 (the "named executive officers"), information regarding compensation for each of the last three years ended December 31, 1997, 1996 and 1995.

Summary Compensation Table

                                                                                               Long-Term Compensation
                                                      Annual Compensation                              Awards
                                  ------------------------------------------------------------
                                                                            Other Annual         Shares Underlying
Name and Principal Position         Year      Salary ($)     Bonus($)   Compensation ($) (4)         Options(#)
---------------------------         ----      ----------     --------   --------------------         ----------
John F. Clifford (1)                1997       236,250          65,000           55,530
President and Chief Executive       1996       102,151          50,000                                 250,000
Officer

Kenneth S. Green (2)                1997       118,125           7,500                                 100,000
Vice President - Sales

Karen L. Hedine (3)                 1997       140,700
Vice President, Business            1996       127,622
Development and                     1995       121,622                                                 100,000
Administration

(1) Mr. Clifford joined the Company as president and chief executive officer in August 1996
(2)  Mr. Green joined the Company as vice president of sales in January 1997
(3)  Ms. Hedine's employment  terminated on January 31, 1998
(4) Mr.Clifford received a gross payment in 1997 of $55,530, including the payment of taxes, for reimbursement by the Company of taxable relocation expenses incurred in connection with his relocation in 1996 from Texas to Washington. The net relocation expenses paid to Mr. Clifford were $36,400.

         The following table sets forth certain information with respect to individual grants of stock options made during the fiscal year ended December 31, 1997, to each of the named executive officers.

Option Grants in Fiscal 1997

                                           Individual Grants
                     ---------------------------------------------------------------
                        Number of                                                     Potential Realizable Value at
                         Shares       Percent of Total                                Assumed Annual Rates of Stock
                       Underlying      Options Granted                                   Price Appreciation for
       Name              Options        to Employees       Exercise     Expiration           Option Term (2)
                      Granted(#)(1)        in 1997        Price ($)        Date         5%              10%
                      -----------          -------        ---------        ----        ---              ---
John F. Clifford              0                0
Kenneth Green           100,000               24%             2.31     1/23/2007     $145,275        $368,155
Karen Hedine                  0                0

(1)   The options  granted in 1997 were  incentive  stock  options,  have  exercise  prices equal to the fair market value on the date of grant,  vest  over a period of three  years and have a term of ten years.  Upon  certain  corporate  events,  as  described in the
     Company's  1989  Restated  Stock Option Plan and the  Company's  1996 Stock
     Option Plan,  that result in a change of control,  the exercise date of all outstanding options for all employees, including executive officers, may be accelerated.
(2)  Potential  realizable  value is based on an assumption that the stock price of the  Common  Stock  appreciates  at the annual  rate  shown  (compounded annually)  from  the date of grant  until  the end of the ten year  option.
     These numbers are calculated based on the  requirements  promulgated by the
     SEC and do not reflect  the  Company's  estimate of any future  stock price growth. Any such growth would benefit all shareholders.

         The following table sets forth certain information with respect to the number and value of unexercised options held by each of the named executive officers as of December 31, 1997. No options were exercised in 1997.

Aggregated Option Exercises in 1997 and Year-End Option Values

                          Number of Unexercised      Value of Unexercised In-the-money
                         Options at Year-end (#)        Options at Year-end ($)(1)
Name                    Exercisable/Unexercisable        Exercisable/Unexercisable
----                    -------------------------        -------------------------
John F. Clifford             83,334/166,666                         0/0
Kenneth Green                   0/100,000                           0/0
Karen Hedine                    203,480/0                           0/0

(1) Value is based upon $0.938, the market price of the underlying Common Stock on December 31, 1997, minus the exercise price. At year-end, none of the options were exercisable at a price below the market price of the underlying Common Stock.

                     REPORT OF THE COMPENSATION COMMITTEE ON
                             EXECUTIVE COMPENSATION

     During 1997, the Compensation Committee (the "Committee") was comprised of three nonemployee directors. The Committee considers and makes recommendations to the Board of Directors concerning general compensation policies and employee benefit plans, and specifically recommends salary levels and bonus or stock option awards for executive officers of the Company, including the chief executive officer. The Committee, as Plan Administrator of the Company's employee stock option plans, has sole authority to grant options to executive officers. The Committee's executive salary and bonus recommendations are reviewed by the Board.

     The Company applies a consistent philosophy in its compensation practices for all employees, including executive management. This philosophy is based on the premise that the achievements of the Company result from the combined efforts of all individuals working toward common objectives. The Company strives to achieve its objectives through teamwork that is focused on meeting the expectations of its shareholders. In 1997, the Company's executive officers, including the chief executive officer, received compensation based on the following objectives and policies the Committee recommended on executive compensation.

Objectives and Policy
         The objectives of the Company's executive compensation policy are to:

           * Provide compensation that will attract, retain and motivate experienced executive personnel;

           * Align the interests of management and shareholders by making a substantial portion of executive compensation dependent on the success of the Company, as measured by long-term appreciation in the market price of the common stock;

           *   Balance considerations of individual  achievements each year with
               the  Company's   overall   performance,   both   financially  and
               otherwise.

     To further the Company's executive compensation objectives, the policy provides for a combination of base salary, cash incentive bonus awards and long-term stock options.

Base Salary
     In order to determine its recommendations to the Board of Directors concerning the salary level for executive officers, the Committee will, as appropriate, consider published data from annual surveys of executive compensation at comparable healthcare and pharmaceutical companies. These comparable healthcare and pharmaceutical companies include some but not all of the companies included in the Nasdaq Pharmaceutical Index.

     Using any available survey data, the Committee makes recommendations on salary level changes based on its subjective evaluation of the Company executives' individual level of experience, responsibility and performance. The Committee also takes into consideration each executive's comparability with other Company executives. The Committee gives weight to the views of the chief executive officer with respect to executive salaries other than his own. Base salaries for certain executives are based on employment agreements with those executives. See "Employment Agreements, Termination of Employment and Change of Control Arrangements." The Committee does not target executive officer salary levels at any specified percentile of corresponding positions at comparable companies.

     During 1997 two officers resigned from the Company from the positions of Vice President of Administration and Vice President of Manufacturing. Ms. Hedine, one of those officers, former Vice President of Administration, had a merit salary increase of 10% in 1997 based upon her performance in 1996. Mr. Clifford received a salary increase of 5% in 1997. See "Chief Executive Officer Compensation."

Bonus Payments
         The Committee may occasionally recommend that the Board of Directors approve a one-time cash bonus to named executive officers in recognition of a specific accomplishment. As part of his accomplishment of certain specific objectives, the Committee approved a $65,000 bonus for Mr. Clifford's performance in 1997. Such objectives included: product launch of ten new wound care products; signing and implementing the Company's distribution agreement with Bard Medical; identifying a new product opportunity for the Company's copper peptide technology for hair restoration and cosmetic surgery procedures; realizing important cost savings and expense reductions; and completing facility consolidation on time and under budget. In addition, the Committee approved a $7,500 bonus for Mr. Green in recognition of certain accomplishments, including the reorganization of the Company's sales efforts and the signing of several distributors for the Company's products.

         The Committee approved a recommendation by management to adopt a cash bonus plan for key employees and executives to provide incentives for meeting specific Company objectives. The cash bonus plan, which will be implemented in 1998, will be based on the accomplishment of certain objectives set by the Committee linked to sales, profits, product launches, cost reductions, and acquisitions of products or companies. Cash bonuses will be awarded as a percentage of base salary for each key employee and executive. An objective must be entirely met in order to contribute to the bonus percentage.

Stock Options
         The stock option program is currently the Company's long-term incentive plan for executive officers, managers and all employees. The granting of stock options is the principal means available to the Committee to align executive and shareholder long-term interests. A stock option will reward an executive only if the market price of the Common Stock appreciates over the vesting period. Options granted to executive officers generally have a ten-year term, vest over a period of three to five years, and have an exercise price per share equal to the fair market value on the date of grant. There presently are no fixed guidelines for annual grant of stock options to executive officers. Stock options are granted by the Committee to newly hired executives and periodically thereafter based on each executive's position in the Company, previous stock option grants and potential contribution to the long-term success of the Company.

Chief Executive Officer Compensation
         The Board of Directors approved a 5% increase in the 1997 base pay for Mr. Clifford to $236,250, based on the Committee's review and recommendation. This was consistent with the average salary increase percentage for the Company as a whole. The Committee also agreed to pay temporary living expenses associated with Mr.
Clifford's 1996 relocation from Texas to Washington.

         Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), generally disallows a tax deduction to public companies for compensation over $1 million paid to the Company's chief executive officer and four other most highly compensated executive officers, unless that compensation is considered performance based. The compensation disclosed in this Proxy Statement does not exceed the $1 million limit, and executive compensation for 1998 is also expected to qualify for deductibility. The Company currently intends to structure the performance-based portion of its executive officers' compensation to achieve maximum deductibility under Section 162(m) with minimal sacrifices in flexibility and corporate objectives.

         This report is submitted by the following nonemployee directors, who constituted the members of the Compensation Committee for fiscal year 1997:

Thomas E. Tierney (Chairman)
Robert E. Patterson
William M. Sullivan

                       COMPARATIVE STOCK PERFORMANCE CHART

         The following graph represents the net percentage cumulative total shareholder return on the Common Stock, compared to the cumulative total return of the NASDAQ Stock Market Index (U.S.) and the NASDAQ Pharmaceutical Stocks Index (in which the Company's stock is included) for the period of five fiscal years commencing December 31, 1992 and ending December 31, 1997.


COMPARISON OF THE CUMULATIVE TOTAL RETURN SINCE 1992 AMONG PROCYTE CORPORATION, THE NASDAQ STOCK MARKET INDEX (U.S.) AND THE NASDAQ PHARMACEUTICAL STOCKS INDEX
                        (FISCAL YEAR ENDING DECEMBER 31)




--------------------------------------------------------------------------------






          CHART REFLECTING THE FINANCIAL DATA SHOWN BELOW APPEARS HERE






--------------------------------------------------------------------------------

Year                                           1992        1993        1994        1995        1996        1997
--------------------------------------------------------------------------------------------------------------------
Nasdaq Stock Market Index (U.S.)                100       114.793     112.209     158.684     195.194     239.632
Nasdaq Pharmaceutical Stocks Index              100       89.132      67.084      122.722     123.079     127.082
ProCyte Corporation                             100       145.455     29.870      29.221      23.377       9.740

Note: Stock price performance shown above for ProCyte Corporation is historical and not necessarily indicative of future price performance.

EMPLOYMENT   AGREEMENTS,   TERMINATION  OF  EMPLOYMENT  AND  CHANGE  OF  CONTROL
ARRANGEMENTS

Change of Control
         In August 1996, the Company entered into a Change of Control Agreement with Mr. Clifford to provide for the payment of base salary and associated benefits for two years in the event that a change of control (as defined therein) of the Company results in his loss of employment. The term of such agreement is two years from the date of the agreement, or, if a change of control occurs during such two year period, the term is automatically extended for two years after such change of control. In 1997 the Company entered into a similar Change of Control Agreement with Ms. Hedine providing for the payment of one year of base salary and associated benefits. In April 1998 the Company entered into similar change of control agreements with Robin Carmichael, Kenneth Green, Susan Browner and Kenneth Tapman providing for the payment of one year of base salary and associated benefits.

         Under the Company's 1989 Restated Stock Option Plan and 1996 Stock Option Plan, the vesting of outstanding options is accelerated upon the occurrence of certain events, including certain mergers and business combinations and other changes in control of the Company (as such terms are described in each of the plans).

Severance
         In February 1997 the Company entered into severance agreements with Mr. Clifford, Mr. Green and Ms. Hedine which provide that if the employment of any such officer is terminated other than for cause (as defined therein) or as a result of voluntary resignation for good reason (as defined therein) within two years of the date of the agreement, the officer will be eligible to receive his or her accrued salary and benefits along with salary continuation and group insurance benefits for a period of six months in the case of Mr. Green and Ms. Hedine and twelve months in the case of Mr. Clifford at the officer's then current annual base salary for the fiscal year in which the termination occurs, subject to reduction of the salary continuation by the amount of any other earnings from other employment or personal services. Ms. Hedine's Severance Agreement was superseded by her Part-time Employment and Separation Agreement with the Company in October 1997. Under the terms of this agreement, Ms. Hedine received her full salary and benefits during the period of the agreement (October 17, 1997 to January 31, 1998) while continuing to work for the Company on a part-time basis. This agreement also extended to September 16, 1998 the exercise period for certain stock options previously granted to Ms. Hedine.

Employment and Noncompetition Agreements
         Each of Susan Browner and Kenneth Tapman have entered into two year employment and noncompetition agreements with ProCyte. Pursuant to such agreements, Ms. Browner will serve in the capacity of President of ProCyte, HumaTech Division, and Mr. Tapman will serve in the capacity of Vice President of Operations of ProCyte Corporation. Ms. Browner will receive a base salary of $100,000, and Mr. Tapman will receive a base salary of $75,000. Each will receive an annual bonus of $25,000, as well as additional consideration in cash and ProCyte Common Stock in the form of an earn-out if certain product sales milestones are met.

         If either of Ms. Browner or Mr. Tapman are terminated by ProCyte without cause (as defined therein) prior to the end of the two-year terms of their respective employment agreements, ProCyte will pay to Ms. Browner or Mr. Tapman, as the case may be, her or his annual salary that she or he would have received if her or his employment had continued until the end of the term of the agreement.

         PROPOSAL TO APPROVE THE 1998 NONEMPLOYEE DIRECTOR STOCK PLAN
                           (Item 2 on the Proxy Card)

Introduction

     In April 1998, the Board of Directors of the Company unanimously adopted, subject to shareholder approval, the 1998 Nonemployee Director Stock Plan (the "Director Plan"). Under the Director Plan, nonemployee directors will no longer be paid entirely in cash for services as a director but will receive all or a portion of their quarterly retainer fees in shares of Common Stock of the Company.

     The purposes of the Director Plan are to align the interests of such directors with those of the Company's shareholders and reduce the Company's cash flow obligations. A copy of the Director Plan as proposed is attached to this Proxy Statement as Appendix A and is incorporated herein by reference. The following description of the Director Plan is a summary and does not purport to be fully descriptive. Please see Appendix A for more detailed information.

Description of the Director Plan

     Shares Subject to the Plan. An aggregate of up to 200,000 shares of Common Stock is authorized for issuance under the Director Plan, subject to adjustment from time to time for changes in capitalization as provided in the Director Plan. The Common Stock issuable under the Director Plan may be either authorized but unissued shares or shares subsequently acquired by the Company.

     Eligibility. Only members of the Board of Directors who are not employees of the Company or any subsidiary of the Company (each, an "Eligible Director") will be eligible to participate in the Director Plan.

     Administration. The administrator of the Director Plan is the Board of Directors or a committee appointed by the Board and consisting of one or more persons who are not eligible to participate in the Plan (the "Plan Administrator"). Committee members need not be members of the Board.

     Terms and Conditions of Stock Grants. The Director Plan amends the type of compensation each Eligible Director will receive for services as a director of the Company. Beginning on or after July 1, 1998, each Eligible Director will no longer receive the annual retainer fee of $12,000, payable in cash on a quarterly basis (the "Quarterly Retainers"), but will instead receive automatic grants of Common Stock. The number of shares of Common Stock each Eligible Director will receive will be equal to the first $3,000 of any Quarterly Retainer payable to the director divided by the average fair market value of the Common Stock for the last 20 business days of a fiscal quarter. If a fractional number results, the number of shares will be rounded to the nearest whole number. For purposes of the Director Plan, fair market value means the closing sales price on the National Association of Securities Dealers Automated Quotation System or the closing price on the principal exchange on which the Common Stock is then traded for a specified day. As of April 2, 1998, the fair market value of the Company's Common Stock was $1.44. For future fiscal quarters, the Plan Administrator may increase or decrease the amount of the Quarterly Retainer that an Eligible Director must receive in shares of Common Stock.

     Under the Director Plan, if Quarterly Retainers exceed $3,000, directors may elect to reduce all or a portion of this excess amount by a specified percentage or dollar amount and receive shares of Common Stock instead. Eligible Directors must make this election no later than the first day of a calendar year, within 60 days of first becoming an Eligible Director or within 60 days of the effective date of the Director Plan. If an Eligible Director does not make this election, he or she will continue to receive in cash any director compensation exceeding the $3,000 Quarterly Retainer.

     Amendment and Termination. The Board of Directors may amend, terminate or suspend the Director Plan at any time.

     The Board recommends that you vote FOR the approval of the 1998 Nonemployee Director Stock Plan.

                              INDEPENDENT AUDITORS

         The Board of Directors has selected Deloitte & Touche LLP to serve as the Company's independent auditors for 1998. Representatives of Deloitte & Touche LLP are expected to attend the Annual Meeting and will have an opportunity to make a statement and to respond to appropriate questions from shareholders.

                       SUBMISSION OF SHAREHOLDER PROPOSALS

         Director nominations, proposals and other business which shareholders wish to present at the annual meeting in 1999 must be received by the Company no later than December 30, 1998 for inclusion in the proxy statement for such meeting. It is recommended that shareholders submitting proposals direct them to the President of the Company and utilize Certified Mail-Return Receipt Requested.

                             SOLICITATION OF PROXIES

         The proxy accompanying this Proxy Statement is solicited by the Board of Directors of the Company. Proxies may be solicited by directors, officers and regular supervisory and executive employees of the Company, none of whom will receive any additional compensation for their services. Solicitations of proxies may be made personally, or by mail, telephone, telegraph, facsimile transmission or messenger. All of the costs of solicitation of proxies will be paid by the Company.

                                 OTHER BUSINESS

         The Board of Directors has no knowledge of any other business to be acted upon at the Annual Meeting, nor does the Board intend to bring any other business before the meeting. However, as to any other business which may properly come before the Annual Meeting, it is intended that proxies, in the form enclosed, will be voted in respect thereof, in accordance with the judgment of the persons voting such proxies.

The Company's Annual Report for fiscal year ended December 31, 1997, as filed with the SEC, accompanies this Proxy Statement.

                                   APPENDIX A

                               PROCYTE CORPORATION
                      1998 NONEMPLOYEE DIRECTOR STOCK PLAN

Section 1.        Purposes

         The purposes of the ProCyte Corporation 1998 Nonemployee Director Stock Plan (the "Plan") are to attract and retain the services of experienced and knowledgeable nonemployee directors of ProCyte Corporation (the "Corporation") and to provide an incentive for such directors to increase their proprietary interests in the Corporation's long-term success and progress.

Section 2.        Definitions

         When used herein, the following terms shall have the respective meanings set forth below:

                  (a) "Board" or "Board of Directors" means the Board of Directors of the Corporation.

                  (b) "Common Stock" means the common stock, $0.01 par value, of the Corporation.

                  (c) "Corporation" means ProCyte Corporation, a Washington corporation, or any successor corporation as provided in Section 13.

                  (d) "Employee" means any employee of the Corporation or of any Subsidiary. Directors who are not otherwise employed by the Corporation or any Subsidiary shall not be considered employees for purposes of the Plan.

                  (e) "Excess  Quarterly  Retainer" has the meaning set forth in
Section 7(a).

                  (f) "Market Price" means the closing sales price on the National Association of Securities Dealers Automated Quotation System or the principal exchange on which shares of such Common Stock are then traded for a specified day.

                  (g) "Nonemployee Director" or "Participant" means any person who is elected or appointed to the Board of Directors and who is not an Employee.

                  (h) "Plan" means the Corporation's 1998 Nonemployee Director Stock Plan as set forth herein, as it may be amended from time to time.

                  (i) "Plan Administrator" means the Board or a committee whose members meet the requirements of Section 4(a), appointed from time to time by the Board to administer the Plan.

                  (j) "Quarterly Retainer" means the quarterly retainer payable to all Nonemployee Directors (exclusive of any per-meeting fees, fees for serving as chairman of the Board or a committee, or expense reimbursements). The Quarterly Retainer shall be prorated based on the number of calendar months (including partial calendar months) a director has served as a Nonemployee Director during the fiscal quarter for which the Quarterly Retainer is payable.

                  (k) "Stock Payment" means the fixed portion of the Quarterly Retainer to be paid to Nonemployee Directors in shares of Common Stock rather than cash for services rendered as a director of the Corporation as provided in
Section 6 and that portion of the Quarterly Retainer to be paid to Nonemployee Directors in shares of Common Stock resulting from the election specified in
Section 7.
                                       A1

                  (l) "Subsidiary" means any corporation that is a "subsidiary corporation" of the Corporation, as that term is defined in Section 424(f) of the Internal Revenue Code of 1986, as amended.

Section 3.        Shares Subject to the Plan

         Subject to adjustment in accordance with Section 9 hereof, the maximum aggregate number of shares of Common Stock that may be issued under the Plan is 200,000 shares. The shares shall be shares presently authorized but unissued or subsequently acquired by the Corporation.

Section 4.        Administration of the Plan

                  (a) The Plan shall be administered by the Board or by a committee appointed by the Board consisting of one or more persons who are not eligible to participate in the Plan (the "Plan Administrator"). Members of such committee need not be members of the Board. The Corporation shall pay all costs of administration of the Plan.

                  (b) Subject to the express provisions of the Plan, the Plan Administrator has and may exercise such powers and authority as may be necessary or appropriate for the Plan Administrator to carry out its functions under the Plan. Without limiting the generality of the foregoing, the Plan Administrator shall have full power and authority to (i) determine all questions of fact that may arise under the Plan; (ii) interpret the Plan and make all other determinations necessary or advisable for the administration of the Plan; and
(iii) prescribe, amend and rescind rules and regulations relating to the Plan, including, without limitation, any rules the Plan Administrator determines are necessary or appropriate to ensure that the Corporation and the Plan will be able to comply with all applicable provisions of any federal, state or local law, including securities laws. All interpretations, determinations and actions by the Plan Administrator shall be final, conclusive and binding upon all parties. Any action of the Plan Administrator with respect to the administration of the Plan shall be taken pursuant to a majority vote at a meeting of the Plan Administrator (at which members may participate by telephone) or by the unanimous written consent of its members.

Section 5.        Eligibility to Participate in the Plan

         All Nonemployee Directors shall participate in the Plan, subject to the conditions and limitations of the Plan, so long as they remain eligible to participate in the Plan as set forth below.

Section 6.        Determination of Quarterly Retainers and Stock Payments

                  (a) The Board, in its sole discretion, shall determine the Quarterly Retainer for all Nonemployee Directors.

                  (b) Each Nonemployee Director in office immediately following the 1998 Annual Meeting of Shareholders and thereafter at any time during a calendar year shall receive a Stock Payment as all or as a portion of the Quarterly Retainer payable to such director. Stock Payments shall be made with respect to Quarterly Retainers payable on or after July 1, 1998. The number of shares of Common Stock to be issued to each Participant as a Stock Payment shall be determined by dividing the average Market Price of the Common Stock for the last 20 business days of a fiscal quarter into the first $3,000 of any Quarterly Retainer payable to such Participant for that fiscal quarter; provided, however, that no fractional shares shall be issued, and in lieu thereof the number of shares in the Stock Payment shall be rounded to the nearest whole number of shares. Certificates evidencing the shares of Common Stock constituting Stock Payments shall be registered in the respective names of, or as directed by, the Participants and shall be issued to each Participant. The Stock Payment shall be made as soon as possible following a fiscal quarter end.

                  (c) Subject to Section 7, any portion of a Quarterly Retainer in excess of $3,000 shall be paid to Nonemployee Directors in cash at such times and in such manner as may be determined by the Board.

                                       A2

                  (d) Notwithstanding the foregoing, for future fiscal quarters, the Plan Administrator may increase or decrease the portion of a Quarterly Retainer that shall be paid in shares of Common Stock pursuant to Sections 6(b) and 6(c).


Section 7.        Election to Increase Amount of Stock Payment

                  (a) In lieu of receiving the cash portion of any Quarterly Retainer (the "Excess Quarterly Retainer"), a Participant may make a written election to reduce up to 100% of all Excess Quarterly Retainers to be paid during a calendar year by a specified percentage or dollar amount and have such amount applied toward the purchase of additional shares of Common Stock.

                  (b) The election shall be made on a form provided by the Plan Administrator and must be returned to the Plan Administrator on a date the Plan Administrator shall establish, but in any case no later than the first day of the calendar year to which the election relates or within 60 days after the effective date of the Plan with respect to the Excess Quarterly Retainers or within 60 days after the Participant first becomes a Nonemployee Director. The election form shall state the amount by which the Participant desires to reduce the cash portion of his or her Quarterly Retainers for the calendar year, which shall be applied toward the purchase of Common Stock in the same manner and on the same dates that the Stock Payments are made pursuant to Section 6; provided, however, that no fractional shares may be purchased, and in lieu thereof the number of shares in the Stock Payment shall be rounded to the nearest whole number of shares. No Participant shall be allowed to change or revoke any election for the relevant calendar year, but may change his or her election for any subsequent calendar year.

Section 8.        Shareholder Rights

         Nonemployee Directors shall not be deemed for any purpose to be, or have rights as, shareholders of the Corporation with respect to any shares of Common Stock except as and when such shares are issued and then only from the date of the certificate therefor. No adjustment shall be made for dividends or distributions or other rights for which the record date precedes the date of such stock certificate.

Section 9.        Adjustment for Changes in Capitalization

         If the outstanding shares of Common Stock of the Corporation are increased, decreased or exchanged for a different number or kind of shares or other securities, or if additional shares or new or different shares or other securities are distributed with respect to such shares of Common Stock or other securities, through merger, consolidation, sale of all or substantially all of the property of the Corporation, reorganization or recapitalization, reclassification, stock dividend, stock split, reverse stock split, combinations of shares, rights offering or other distribution with respect to such shares of Common Stock or other securities or other change in the corporate structure or shares of Common Stock, the maximum number of shares and/or the kind of shares that may be issued under the Plan shall be appropriately adjusted by the Plan Administrator. Any determination by the Plan Administrator as to any such adjustment will be final, binding and conclusive. The maximum number of shares issuable under the Plan as a result of any such adjustment shall be rounded down to the nearest whole share.

Section 10.       Continuation of Directors in Same Status

         Nothing in the Plan or in any instrument executed pursuant to the Plan, and no action taken pursuant to the Plan, shall be construed as creating or constituting evidence of any agreement or understanding, express or implied, that a Nonemployee Director will have any right to continue as a director or in any other capacity for any period of time or at a particular retainer or other rate of compensation.

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Section 11.       Nontransferability of Rights

         No Participant shall have the right to assign the right to receive any Stock Payment or any other right or interest under the Plan, contingent or otherwise, or to cause or permit any encumbrance, pledge or charge of any nature to be imposed on any such Stock Payment (prior to the issuance of stock certificates evidencing such Stock Payment) or any such right or interest.

Section 12.       Amendment and Termination of Plan

                  (a) The Board will have the power, in its discretion, to amend, suspend or terminate the Plan at any time.

                  (b) No amendment, suspension or termination of the Plan will, without the consent of the Participant, alter, terminate, impair or adversely affect any right or obligation under any Stock Payment previously granted under the Plan to such Participant, unless such amendment, suspension or termination is required by applicable law.

Section 13.       Successors

         All obligations of the Corporation under the Plan shall be binding on any successor to the Corporation, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation or otherwise, of all or substantially all of the business and/or assets of the Corporation.

Section 14.       Severability

         In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

Section 15.       Governing Law

         The Plan shall be construed in accordance with, and governed by, the laws of the state of Washington.

Section 16.       Effective Date and Duration of the Plan

         The Plan shall become effective as of the date it is approved by the Corporation's shareholders. The Plan shall remain in effect, subject to the right of the Board to terminate the Plan at any time pursuant to Section 12, until all shares subject to the Plan have been purchased or acquired according to the Plan's provisions.

Adopted by the Corporation's Board of Directors in April, 1998 subject to approval by the Corporation's shareholders on June 10, 1998.